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                                                                    EXHIBIT 11.1

                             FRESENIUS MEDICAL CARE

                            CODE OF BUSINESS CONDUCT

                                 December 2003
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Foreword....................................................    1
Setting the Standard........................................    2
Mission Statement and Core Values...........................    3
Fresenius Corporate Compliance Program......................    4
  Who is Covered............................................    4
  Corporate Integrity Agreement.............................    4
  Duties of Managers and Personnel..........................    4
  Written Compliance Materials..............................    5
  Training..................................................    6
  Auditing..................................................    6
  Getting Answers to Questions..............................    6
  Reporting Suspected Violations............................    7
     Non-Retaliation Policy.................................    7
     Compliance Action Line.................................    7
     Employee Access and Response...........................    8
  Accountability and Discipline.............................    8
Compliance Standards........................................    9
  Legal Requirements........................................    9
  Quality of Clinical Care..................................    9
  Patients..................................................   10
  Billing Practices.........................................   11
  Recordkeeping and Information Management..................   12
  Government Filings and Reports............................   14
  Privacy and Confidential Information......................   14
  Sales and Marketing.......................................   16
  Relationships with Staff Physicians and Medical
     Directors..............................................   18
  Antitrust and Competition.................................   19
  Gifts and Entertainment...................................   19
  Conflicts of Interest.....................................   21
  Dealing with Vendors......................................   22
  Employment and Standards of Conduct.......................   22
  Workplace Safety..........................................   24
  Responsible Use of Company Assets.........................   25
  Investments and Inside Information........................   26
  Financial Reporting.......................................   26
  Dealing with Government Entities..........................   28
  Political Activities......................................   28
  External Communications...................................   29
Summary.....................................................   30
Compliance Contacts.........................................   31

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                                    FOREWORD

     Fresenius Medical Care North America ("Fresenius") is committed to conducting its business activities in compliance with the federal, state and local laws and regulations that apply to our business. We demonstrate professionalism, honesty, and integrity in our business relationships with patients, customers, suppliers, the government and other payors, fellow employees, stockholders, and the general public.

     It is the responsibility of every employee and other person who is subject to this Code of Business Conduct (the "Code") to make the right decision when confronted with a compliance issue during the course of his or her work at Fresenius. As the proper course of action may not always be obvious, this Code is intended to serve as a guide for reaching the right result. Please review it carefully. You will be expected to know its contents and to govern your activities in accordance with its principles. If you have a compliance question or concern, the Code will offer guidance on understanding your options, taking advantage of Company resources, and ultimately, making the right decision.

     All of us have a personal stake in the success of the Fresenius Compliance Program. Serious or repeated violations of regulatory or contractual obligations will undermine our credibility with government and commercial payors, our physicians and our patients, and could put our future in jeopardy. Working together, we can demonstrate that sound regulatory policies and practices can complement our commitment to quality and provide a sound basis for successful business performance.

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                              SETTING THE STANDARD
                                                                  September 2002

To All Fresenius Personnel:

     In January 2000, Fresenius settled a series of federal enforcement actions against National Medical Care ("NMC") and several of its subsidiaries. Although the business practices in question pre-dated the merger of Fresenius with NMC, the new Company accepted the obligation to see the investigation to a proper conclusion. With the settlement behind us, our full attention has been and continues to be directed toward growing the business and continuing to improve the quality and responsiveness of the services and products that we provide to our patients and customers.

     As we do so, however, we must continue to keep firmly in mind the lessons learned from the resolution of the federal enforcement actions of the past. We operate in a highly regulated environment. Virtually every aspect of our business is subject to regulatory scrutiny at the federal, state and even local level. Addressing these regulatory obligations is not optional. Failure to do so will expose Fresenius, as well as each of us individually, to fines, loss of license or other potentially serious sanctions. We must take compliance seriously, and we must do so as a team by setting, and agreeing to abide by, a set of common principles.

     These compliance principles are embodied in the Fresenius Code of Business Conduct. All of us are expected to understand and comply with the obligations and standards set forth in the Code. A variety of training resources, both at the corporate and business unit level, are available to assist in this effort.

     As we continue to grow and improve our business all of us, particularly managers and supervisors, should reflect on the need to continually reinforce regulatory compliance and business integrity in the day-to-day operation of our business.

     - Make an effort to identify potential compliance risks in current or planned business processes and initiatives.

     -  Put effective controls in place to manage these risks.

     - Monitor the effectiveness of those controls on a routine basis. Never "assume" a potential problem has been addressed or avoided.

     - Act aggressively to resolve potential issues before they have the chance to develop into major problems for the Company.

     In the final analysis, full and consistent compliance with the law must guide all aspects of our business. Our long-term success will depend on how we accomplish this objective. If we work together as a team and support one another in this ongoing effort we can set the standard in our industry for medical quality, regulatory compliance, and business performance.

John Markus                                     Ben Lipps
Senior Vice President                           President
Corporate Compliance Officer                    Chief Executive Officer

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                               MISSION STATEMENT

              TO FURNISH SUPERIOR RENAL CARE PRODUCTS AND SERVICES
                         TO OUR PATIENTS AND CUSTOMERS,

                    TO PURSUE PROFITABILITY AND GROWTH, AND

                   TO BE THE STANDARD BY WHICH OTHERS IN THE
                        HEALTHCARE INDUSTRY ARE JUDGED.

                                  CORE VALUES

                                    QUALITY

                             HONESTY AND INTEGRITY

                           INNOVATION AND IMPROVEMENT

                              RESPECT AND DIGNITY

                                    TEAMWORK

                           PEOPLE MAKE THE DIFFERENCE

                             CORE VALUES IN ACTION

     - Promoting better patient outcomes and product performance through continuous quality improvement.

     - Seeking opportunities to exceed the expectations of our patients and customers.

     -  Treating patients with dignity and respect.

     -  Complying with regulatory and contractual obligations.

     - Billing honestly and accurately and taking prompt action to correct errors.

     -  Treating fellow employees with respect and promoting teamwork.

     -  Using Company assets efficiently and responsibly.

     -  Promoting an open and candid dialogue.

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                     FRESENIUS CORPORATE COMPLIANCE PROGRAM

     The Fresenius Compliance Program is comprised of a number of elements, including:

     -  Policies and procedures relating to proper business conduct;

     -  Compliance training;

     -  Opportunities to raise compliance issues on a confidential basis; and

     - Compliance audits to monitor the Company's conformance to legal and Company policy standards.

     Managers, supervisors and other personnel share responsibility for implementation of the Fresenius Compliance Program. We must ensure that our business activities are conducted in compliance with all applicable regulatory obligations and Company policies. If you are unclear about a particular policy or business practice, you should seek a satisfactory answer through the various resources that will be discussed later.

WHO IS COVERED

     The Fresenius Compliance Program applies to all operations of Fresenius, including Fresenius subsidiaries and certain affiliates. All directors, officers, and employees of Fresenius Medical Care North America and its subsidiaries are covered by the Compliance Program, and are expected to be familiar with, and to conform to, its requirements. Fresenius personnel who work at dialysis facilities that are managed by Fresenius under contract are required to participate in the Fresenius Compliance Program, and to follow Fresenius policies and procedures.

     In addition, the Fresenius Compliance Program applies to all agents or contractors of Fresenius who:

     - Furnish healthcare items or services at a Fresenius location for which Fresenius claims payment, or

     - Participate in the preparation of claims for payment on behalf of Fresenius.

     The Fresenius Corporate Compliance Program applies to Medical Directors when they are performing administrative duties within the scope of their contractual responsibilities to Fresenius.

     Any employee or other person who is unsure whether they are covered by the Fresenius Compliance Program should contact their supervisor, or the Fresenius Corporate Compliance Department (800-662-1237, ext. 9099).

CORPORATE INTEGRITY AGREEMENT

     In January 2000, Fresenius entered into a settlement with the federal government to resolve a series of issues that had been under investigation since 1995. The settlement addressed sales and marketing practices, coverage, and claim documentation practices of National Medical Care ("NMC") and its subsidiaries prior to the consolidation of NMC and Fresenius. As part of the consolidation, Fresenius agreed to assume responsibility for the fair resolution of these problems, and to reestablish a cooperative working relationship with government and commercial payors.

     As part of the settlement, Fresenius entered into a Corporate Integrity Agreement ("CIA") with the Office of Inspector General of the Department of Health and Human Services. This agreement addresses a variety of compliance-related obligations, including the development of policies and procedures for key business areas, general and specialized compliance training, annual auditing by an Independent Review Organization ("IRO"), and the appointment of Compliance Officers for the Company's principal business units.

     The requirements of the CIA are separate from, and complementary to, the Fresenius Compliance Program. The CIA was designed to work in concert with our compliance program, and assists us in setting a standard for others in the healthcare industry to meet.

DUTIES OF MANAGERS AND PERSONNEL

     One of the goals of the Fresenius Compliance Program is to assist you in understanding your professional responsibilities.
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AS A MANAGER:

     1. You are responsible for ensuring that persons reporting to you understand and apply the standards outlined in this Code.

     2. You are responsible for putting policies and procedures in place to ensure that persons reporting to you are adequately trained, and are carrying out their responsibilities in conformance with Company policies and regulatory obligations.

     3. You are responsible for setting reasonable performance goals and expectations that can be achieved without compromising Company policies or regulatory obligations, and specifically avoiding the creation of incentives to ignore or seek ways around such policies and obligations.

     4. You are responsible for taking prompt and appropriate action when an actual or suspected violation of law or Company policies is brought to your attention.

     5. You are responsible for ensuring that acts of retaliation are not tolerated against any person making a good faith report of a violation or suspected violation of law or Company policies.

AS AN EMPLOYEE:

     1. You are responsible for understanding and acting in accordance with the standards outlined in the Code and with the policies and procedures applicable to the area in which you work. Neither ignorance nor "good intentions" is an adequate justification for a violation of Company policy or regulatory obligations.

     2. You are responsible for resolving any doubts you have about the propriety of a business practice you observe or participate in by using the resources described in the Code.

     3. You are responsible for reporting any suspected violations of the law or Company policies to your immediate supervisor or other appropriate Company official.

     4. You are responsible for cooperating with auditing procedures that measure the Company's conformance with policy standards.

WRITTEN COMPLIANCE MATERIALS

CODE OF BUSINESS CONDUCT

     The Code of Business Conduct addresses general compliance concepts and gives personnel a broad outline of acceptable behavior. The Code is not intended to replace the policies and procedures that have been developed by the Company, various business units and departments. Rather, the Code complements and supports these policies and procedures.

COMPLIANCE GUIDELINES

     Fresenius Medical Services ("FMS"), Dialysis Products ("DPD"), Spectra Renal Management ("SRM"), US Vascular Access ("USVA"), and Extracorporeal Alliance ("EA") have each developed Compliance Guidelines. These guidelines include information related to operations, sales and marketing, and billing and reimbursement. These guidelines include topics similar to those in the Code, but are tailored to the specific operations of each business unit or business segment. As with the Code, the guidelines are a summary of basic compliance standards, and they also highlight common compliance issues that may arise in the course of your day-to-day activities.

POLICIES AND PROCEDURES

     The Company, individual business segments and departments have issued policies and procedures providing detailed instruction on how to perform specific duties and functions. These policies and procedures outline the proper methods for performing the numerous and varied duties expected of Fresenius personnel. Such policies

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and procedures are continually updated based on the changing regulatory environment and the needs of the Company.

TRAINING

GENERAL COMPLIANCE TRAINING

     Fresenius provides general compliance training for all personnel. This training reviews the various elements of the Fresenius Compliance Program, gives personnel information about the laws and regulations applicable to our business, and discusses the Code of Business Conduct. New personnel are required to receive initial compliance training within 30 days of starting work. All personnel, with the exception of certain DPD personnel, are required to receive annual compliance training, which addresses relevant changes in Company policies, or in federal or state laws.

BUSINESS SEGMENT TRAINING

     Personnel will also receive more focused compliance training tailored to the issues and challenges of the business segment in which they work. Separate programs are available for Fresenius Medical Services, Dialysis Products Division, Spectra Renal Management, US Vascular Access, and Extracorporeal Alliance personnel.

SPECIALIZED COMPLIANCE TRAINING

     Additional compliance training is required for personnel whose primary responsibilities include sales and marketing or billing and reimbursement. You will be notified by your supervisor if your position requires this additional training.

AUDITING

     The Fresenius Compliance Audit Department determines whether management controls are sufficient to ensure conformance to applicable regulatory and contractual obligations, and measures the effectiveness of our Compliance Program. Compliance Audit undertakes a number of audit projects each year. Many audits are conducted entirely by Company personnel. Independent auditors perform other audits. You are expected to cooperate with any Fresenius authorized audit being conducted in the area in which you work.

GETTING ANSWERS TO QUESTIONS

THE FIVE-STEP INTEGRITY PROCESS

     Fresenius encourages open discussion of compliance issues by personnel and managers. Often, asking a question is the only way to determine whether an action is proper. If you have a compliance question, you should take advantage of the following five-step integrity process.

  1. REVIEW WRITTEN RESOURCES

     -  The Fresenius Code of Business Conduct

     -  Business Segment Guidelines

     -  Applicable policies or procedures

     -  The Human Resources Employee Handbook

  2. BRING THE MATTER TO THE ATTENTION OF:

     -  Your immediate supervisor

     - A more senior manager or Vice President, if your immediate supervisor is unable to resolve the issue, or if you are uncomfortable speaking to your supervisor about this issue

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     -  Your business unit Human Resources representative or Employee Access and
        Response at 1-877-525-6290 (press 2), if your issue concerns employee relations, policy or compensation. The Benefits Service Center at 1-877-525-6290 (press 1), if your issue concerns benefits

  3. CONTACT A COMPLIANCE OFFICER

     - Each business unit and business segment has a Compliance Officer. A list of the current Compliance Officers can be found at the end of the Code and on the Fresenius intranet web site

     - The Fresenius Corporate Compliance Department in Lexington can be reached at 1-800-662-1237, ext. 9099

  4. CONTACT APPROPRIATE CORPORATE DEPARTMENTS

     -  Law Department @ 1-800-662-1237, ext. 4003

     -  Health, Safety and Risk Management @ 1-800-662-1237, ext. 2467

     -  Quality Systems and Regulatory Affairs (DPD) @ 1-800-662-1237, ext. 4529

     -  Medical Quality and Clinical Services (FMS) @ 1-800-662-1237, ext. 6725

     -  Regulatory Affairs (SRM) @ 1-800-662-1237, ext. 9458

     - Center for Education and Quality Improvement (EA) @ 1-800-383-9752, ext. 9226

  5. CALL THE COMPLIANCE ACTION LINE -- 1-800-362-6990

     If you feel uncomfortable using any of the above resources, or if you prefer anonymity, the Compliance Action Line is another resource. The Compliance Action Line can be called 24 hours a day, 7 days a week.

REPORTING SUSPECTED VIOLATIONS

     Personnel have an obligation to report actual or suspected violations of law or Company policies. Doing so allows the Company to investigate and take prompt remedial action. If you fail to report a violation of law or Company policies, you may be subject to disciplinary action, up to and including termination of employment. Remaining silent about a violation of law or policy by someone else puts yourself and the Company in jeopardy.

NON-RETALIATION POLICY

     Fresenius understands that personnel may not be willing to report compliance problems or concerns if they feel that they may be subjected to harassment or retaliation by their supervisors or co-workers. Accordingly, the Company has adopted a policy that prohibits harassment or retaliation where an employee or other person, in good faith, reports an actual or suspected violation of law or of Company policies to Company officials or to the Compliance Action Line.

     If you believe that you are the subject of retaliation for reporting an actual or suspected violation of law or Company policies, the incident should be reported immediately to a senior manager, your Business Unit or Business Segment Compliance Officer, the Corporate Compliance Department, or the Compliance Action Line.

     Any person, including supervisors or managers, who is found to have engaged in, or condoned, an act of retaliation against an individual in response to a good-faith report of a violation or suspected violation will be subject to discipline, up to and including termination of employment.

COMPLIANCE ACTION LINE (1-800-362-6990)

     Fresenius has established a confidential Compliance Action Line, which can be used if an issue remains unresolved after trying other options, or if you are uncomfortable discussing a compliance issue through the normal chains of command.

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     Action Line callers may remain anonymous. When you call the Compliance
Action Line you do not have to provide your name, but you may do so if you desire. There are no recorders on the telephone lines, or any devices that can identify or trace the number from which you are calling. When you call the Compliance Action Line, it will be easier to review your concern if you provide as much detail as possible.

     Calls to the Compliance Action Line are answered by an independent contractor. Information provided by the caller is documented and reported to the Corporate Compliance Department for investigation and follow-through.

EMPLOYEE ACCESS AND RESPONSE (EAR)

     If your concern relates to a Human Resources issue such as your work schedule, or if you believe that you have been treated unfairly, you should contact your Human Resources representative. Fresenius Human Resources also maintains a separate resource for employees called EMPLOYEE ACCESS AND RESPONSE ("EAR"). Employees can contact Employee Access and Response when they have a human resource question or concern, and can be assured that their concern will be reviewed objectively and confidentially. Employee Access and Response can be reached by calling the toll-free Employee Resource Line at 1-877-525-6290. Employee Access and Response will be answered in person during normal, East Coast business hours, and messages can be left at any time.

ACCOUNTABILITY AND DISCIPLINE

     Violations of Company rules and performance standards are dealt with through the Company's disciplinary procedures. Violations of law or regulations may entail more serious discipline. Corrective action may range from verbal counseling to termination of employment based upon the seriousness, frequency, pattern, and other circumstances surrounding a particular situation. Consideration will be given to whether a violation was intentional, as well as the good faith shown by an employee in reporting the violation and assisting in any corrective action.

     The following are some examples of conduct that will result in disciplinary action:

     - Employees who authorize or participate directly in a violation of law, regulations, or Company policies.

     - Employees who withhold or fail to report information about such violations.

     - Supervisors or managers who fail to take reasonable steps to ensure conformance to Company policies or regulatory obligations by employees under their supervision.

     - Employees who attempt to retaliate against individuals who report suspected violations.

     - Employees who make deliberately false or bad faith reports of compliance violations.

     Adherence to Company policies and procedures will be considered as an important element in performance evaluations of managers, supervisors and all other personnel.

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COMPLIANCE STANDARDS

                               LEGAL REQUIREMENTS

STANDARD

- FRESENIUS MEDICAL CARE WILL COMPLY WITH FEDERAL, STATE, AND LOCAL LAWS AND REGULATIONS THAT APPLY TO ITS BUSINESS. The Company will establish policies and procedures to ensure compliance with such laws and regulations, and will not pursue business opportunities that are inconsistent with its regulatory obligations. The Company will provide personnel with information and training on such policies and procedures. If there is a doubt as to the appropriateness of an action or a proposed action, personnel should seek advice from supervisors, managers, or other Company resources prior to taking the action.

- FRESENIUS PERSONNEL ARE EXPECTED TO KNOW AND COMPLY WITH COMPANY POLICIES AND PROCEDURES RELATING TO THEIR JOBS, INCLUDING THE PRINCIPLES OUTLINED IN THIS CODE.

- VIOLATIONS OR SUSPECTED VIOLATIONS OF THE LAW OR OF COMPANY POLICY MUST BE REPORTED TO A SUPERVISOR OR OTHER APPROPRIATE COMPANY MANAGER. Failure to report a potential problem deprives the Company of an opportunity to investigate and take corrective action. Small problems that are not addressed in a timely manner can become serious issues for the Company in the future. Accordingly, failure to report a suspected violation may subject an employee to disciplinary action, up to and including termination of employment.

- "INDUSTRY PRACTICE" IS NEVER A BASIS FOR VIOLATING COMPANY POLICIES OR REGULATORY OBLIGATIONS. If you believe that following Fresenius policies would put the Company at a competitive disadvantage in a particular instance, you should bring the matter to the attention of the Law Department or the Corporate Compliance Department. Do not take it upon yourself to make an exception to Company rules.

QUESTIONS AND ANSWERS

Q: My supervisor has asked me to do something that I believe is against Company policy and which may be illegal. What should I do?

A: Discuss the situation with your supervisor to make sure that you agree on the facts of the situation. There may be a simple misunderstanding that requires clarification. If you are not satisfied with the answer, or if you still feel uncomfortable, contact a more senior manager, your Business Unit Compliance Officer, or call the Corporate Compliance Department.

Q: One of my co-workers is doing something I believe to be illegal. I'm afraid that if I report his activities, he will lose his job. Can I simply talk to him about my concerns and ask him to stop?

A: Talking to him would be a good first step, but may not fully address the problem. Even if he agrees to change his behavior, the Company may be required to report the activity and/or to repay money that may have been received as a result of improper activities. Both of you have an obligation to report the suspected violation, and to follow through with your supervisor or manager, or with the Corporate Compliance Department.

                            QUALITY OF CLINICAL CARE

STANDARD

- FRESENIUS MEDICAL CARE IS COMMITTED TO PROVIDING SUPERIOR CLINICAL CARE TO OUR PATIENTS. Clinical care must be based on patient medical needs and physician orders.

- FRESENIUS WILL PROVIDE CLINICAL SERVICES, INCLUDING LABORATORY TESTING, WHICH ARE APPROPRIATE, SAFE, AND IN COMPLIANCE WITH APPLICABLE LAWS, REGULATIONS AND PROFESSIONAL STANDARDS. Patient care should be guided by the intended outcome of the patient's treatment plan in accordance with established clinical

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    standards and protocols. Sound clinical judgment, focused on the best interest of the patient, should be applied at all times.

- FRESENIUS WILL PERIODICALLY REVIEW PATIENT CARE POLICIES, PROCEDURES AND CLINICAL PROTOCOLS TO ENSURE THAT THEY MEET OR EXCEED CURRENT STANDARDS OF PRACTICE. We will seek new, innovative and cost-effective approaches for improving the quality of care provided to our patients.

- ONLY PERSONS WITH APPROPRIATE PROFESSIONAL CREDENTIALS, AND WHO ARE PROPERLY TRAINED, MAY BE PERMITTED TO PROVIDE PATIENT CARE SERVICES. Physicians will be granted medical staff privileges only after the facility Medical Director has determined that the applicant has the requisite training and licensure to provide medical services at a Fresenius dialysis clinic. Members of the medical staff of a Fresenius dialysis facility are required to adhere to the policies, procedures and standards set forth by federal, state and local regulations and Company policy regarding the quality of clinical care.

QUESTIONS AND ANSWERS

Q: One of the transportation providers frequently runs behind schedule, and some of our patients arrive at the facility 20 to 30 minutes late for their late afternoon dialysis treatments. Instead of making up this time, the charge nurse stops the treatments at the regular time the unit is scheduled to close. I am concerned that these patients are not adequately dialyzed. Who can I speak to about this situation?

A: Most dialysis units have policies and procedures to deal with late arrivals and non-compliant or uncooperative patients. If a patient is late due to his or her own delay, the treatment may have to be cut short or rescheduled to accommodate other patients. If a patient is late due to a problem with a transportation provider, most policies require that the scheduled treatments should be given. The Clinical Manager ("CM") or the Medical Director should be notified of this problem, and appropriate steps should be taken to resolve the transportation problem.

Q: A patient care technician recently transferred from an FMCNA dialysis unit in another state, which allowed technicians to administer IV heparin to patients. Technicians are not allowed to give heparin in this state, but she still administers it herself. The CM knows the technician is giving the medication, but she says that the technician is administering the medication properly, so it's not a problem. I am uncomfortable talking to the CM about this. What should I do?

A: If you know that it is a violation of state law for a patient care technician to administer a medication, you should report the situation to the Area Manager or the Medical Director. This is the case even if the technician has been trained and administers the medication properly, and even if the CM allows her to give it. If you don't feel comfortable speaking with anyone in the dialysis facility, you can contact your Business Unit Compliance Officer or the Corporate Compliance Department.

Q: One of the attending physicians in my unit often misses scheduled rounds and seems to hurry through when he does come. I am concerned that he is not reviewing laboratory and medication orders on a frequent basis. As a charge nurse, I am reluctant to challenge the doctor, but I am concerned about the well-being of his patients. What should I do?

A: Express your concerns directly to the CM or the Medical Director. If you are reluctant to bring the issue up at the facility level, you can contact your Regional Quality Manager or the Clinical Quality Department in Lexington. It is important that this kind of concern be addressed seriously on a clinical basis to avoid potential harm to patients.

                                    PATIENTS

STANDARD

- TREAT ALL PATIENTS WITH DIGNITY AND RESPECT. Resolve all concerns and complaints promptly and thoroughly. Access to treatment should never be influenced or restricted by race, religion, national origin,

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    gender, age, sexual orientation, disability, veteran status, or other improper consideration. Respond to and attempt to resolve all concerns and complaints promptly and thoroughly.

-   INVOLVE PATIENTS AND FAMILIES IN TREATMENT PLANNING WHENEVER
    APPROPRIATE. Respond to questions accurately. Notify a member of the facility management staff if you are unable to answer any patient's or family's questions. Work with the Medical Director and attending physicians to ensure that patients are fully informed of available treatment options.

- GIFTS IN EXCESS OF $50 PER YEAR SHOULD NOT BE OFFERED TO PATIENTS. Gifts in excess of $50 per year should not be received from patients unless approved by an Area Manager or other comparable business unit manager. While Fresenius encourages the building of positive patient/staff relationships, gifts or other benefits may not be used to improperly influence a patient's choice of Fresenius as his or her dialysis provider.

QUESTIONS AND ANSWERS

Q: A patient insists on turning up the volume on a television set in spite of protests by other patients who wish to rest. When I attempt to resolve the matter, the patient becomes abusive and uses offensive language. How should I handle this?

A: You should politely but firmly insist that the patient respect the reasonable requests of her fellow patients. If necessary, you should turn off the set until the patient agrees to behave responsibly. Fresenius personnel are expected to be courteous to patients, and to make allowances for the stress, which patients may sometimes experience. However, Fresenius personnel are never expected to endure abusive behavior or allow one patient to disrupt the treatment of others. Document the patient's behavior in the medical record, notify a member of the facility management staff, and perhaps involve the facility social worker.

Q: A patient was delayed in completing her dialysis treatment due to a mechanical malfunction in one of the units. As a result, she missed her regular bus. Can we reimburse the cost of cab fare to get her home?

A: Yes, as an exception to the general rule against paying for patient transportation. Because the patient has been inconvenienced by a problem with our equipment, payment for a cab ride under such circumstances would be entirely appropriate.

                               BILLING PRACTICES

STANDARD

- ALL BILLINGS FOR HEALTHCARE ITEMS AND SERVICES MUST BE TRUTHFUL AND ACCURATE, AND SHOULD CONFORM TO APPLICABLE LEGAL AND CONTRACTUAL REQUIREMENTS. Claims may be submitted only for services that have been properly ordered and actually provided. Appropriate records must be available to document that all services meet these standards, including proper documentation of medical necessity.

- CLAIMS FOR PAYMENT OR REIMBURSEMENT MUST USE BILLING CODES THAT ACCURATELY DESCRIBE THE ITEMS OR SERVICES PROVIDED.

- CLAIMS FOR ITEMS AND SERVICES MAY ONLY INCLUDE DIAGNOSTIC INFORMATION (E.G., ICD-9 CODES) SUPPLIED BY THE TREATING PHYSICIAN OR OTHER SPECIFICALLY AUTHORIZED HEALTHCARE PROFESSIONAL, AND MAY NEVER BE ADDED TO A CLAIM "AUTOMATICALLY" OR BY "DEFAULT."

- FRESENIUS WILL NOTIFY THE PAYOR AND PROMPTLY REFUND ANY OVERPAYMENTS RECEIVED AS A RESULT OF BILLING ERRORS BY THE COMPANY, OR PROCESSING ERRORS BY THE PAYOR.

- DO NOT WAIVE OR WRITE OFF PATIENT COINSURANCE OR DEDUCTIBLES FOR GOVERNMENT OR COMMERCIAL INSURANCE PROGRAMS UNLESS THE PATIENT IS DETERMINED TO BE INDIGENT IN ACCORDANCE WITH ESTABLISHED COMPANY POLICIES AND PROCEDURES.

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-   CARE MUST BE TAKEN IN SELECTING THE PATIENT AND PHYSICIAN IDENTIFICATION
    NUMBERS TO BE INCLUDED ON A CLAIM. Insurance claim numbers must include the alphabetical suffix for the patient receiving the item or service. Similarly, the physician UPIN must be the number for the physician who personally ordered the item or service.

- ALL CLINICAL RESEARCH STUDIES CONDUCTED AT FRESENIUS LOCATIONS MUST BE APPROVED IN ACCORDANCE WITH COMPANY POLICIES. CERTAIN ITEMS AND SERVICES PROVIDED AS PART OF CLINICAL RESEARCH STUDIES MAY NOT BE BILLED TO GOVERNMENT AND COMMERCIAL INSURANCE PROGRAMS. In particular, items or services provided to patients as part of a clinical research study may not be billed if they are: investigational, provided solely to satisfy data collection and analysis needs of the study and not used in the direct clinical management of the patient, provided by the research sponsors free of charge for any enrollee in the trial, or provided solely to determine trial eligibility.

- FRESENIUS EMPLOYEES ARE EXPECTED TO COOPERATE WITH PERIODIC INTERNAL AND EXTERNAL AUDITS OF THE COMPANY'S BILLING PRACTICES. Any suspicion of inappropriate billing or documentation practices must be reported to a supervisor or manager.

QUESTIONS AND ANSWERS

Q: I discovered a coding error in the billing system and corrected it. Do I have an obligation to determine whether claims have been submitted in error before I found the problem?

A: Fresenius may be required to notify one or more third-party payor(s) of the coding error, and could have an obligation to refund overpayments made as a result of the problem. Inform your supervisor of the error so that he or she may determine the extent of any potential overpayment or underpayment, and the proper course of action.

Q: I am aware of inaccurate billings in my area, but my supervisor told me to process the accounts anyway because we are very busy at this time, and that we will make the appropriate adjustments at the end of the month. What should I do?

A: Federal and some state regulations prohibit the intentional submission of inaccurate billing claims. If we intentionally submit inaccurate billings without notifying the payor, we violate these regulations even if it is not our intention to over-bill, and even if we intend to make adjustments later. If you are aware that a problem exists and you continue to participate in the submission of incorrect claims without notifying the payor, or if you fail to report the situation, you are putting yourself and the Company at risk. In this case, bring your concern to a more senior manager or to your Business Unit Compliance Officer.

Q: My clinic is participating in a clinical research study concerning the effectiveness of a new drug that's not yet available on the market. This drug seems to be really helping our patients. Other drugs that we provide to our patients are separately reimbursable. What are the rules for billing for this drug?

A: We may not bill government payors for investigational drugs (i.e., not FDA approved) or services, regardless of whether the drugs or services are shown to be effective. The fact that similar non-investigational drugs or services are reimbursable when furnished in the normal course of treatment makes no difference to our ability to bill government payors. In contrast, some commercial insurance plans will cover investigational drugs and services with prior authorization. Where prior authorization is received, services may be billed in accordance with terms of the authorization. However, in the absence of specific written authorization from a commercial payor, government rules prohibiting billing of investigational drugs and services should be followed.

                    RECORDKEEPING AND INFORMATION MANAGEMENT

STANDARD

- CREATE, MAINTAIN AND STORE MEDICAL AND BUSINESS RECORDS ACCURATELY, RELIABLY, AND HONESTLY IN ACCORDANCE WITH APPLICABLE LAWS AND FRESENIUS POLICIES. Such policies apply to electronic data and records as well as to paper records. All Fresenius personnel should become familiar with Company rules concerning the records that you are responsible for in your job, and take steps to ensure that such records are created and stored and protected in accordance with applicable laws and Company policies. Old or unnecessary records should be destroyed in accordance with Company and department policies. Records must not be destroyed unless it has been determined that they are no longer necessary for an audit, government review or hearing, or litigation purposes.

- MEDICAL OR BUSINESS RECORDS SHOULD NOT CONTAIN FALSE OR MISLEADING INFORMATION, AND MUST NEVER BE ALTERED OR DESTROYED TO CONCEAL AN ERROR OR OMISSION, OR FOR THE PURPOSE OF RECEIVING ANY PAYMENT TO WHICH FRESENIUS IS NOT ENTITLED. Don't enter erroneous or incomplete information simply to finish a record. Take the time to verify questionable entries, or contact your supervisor for guidance.

-   FINANCIAL RECORDS MUST CONFORM TO FRESENIUS POLICIES AND STANDARDS.

- RECORDS SHOULD BE LABELED AND FILED IN A MANNER THAT ALLOWS FOR EASY IDENTIFICATION, LOCATION AND RETRIEVAL. Detailed logs of all files should be maintained.

QUESTIONS AND ANSWERS

Q:  Why is accurate recordkeeping and storage so important?

A: Both the law and good medical practice require Fresenius to prepare and retain a large number of forms and reports in connection with its business and with patient care. Failure to complete or retain required records could cause inconvenience to physicians or patients, and could subject the Company to fines or other government enforcement action.

Q: My department has boxes filled with business records that are 6 to 10 years old. We have limited storage space, and we don't need these old records to conduct our business. Can we throw these old papers away?

A: Fresenius has document retention policies that describe the types of records that must be kept, and the period of time the law requires this information to be kept. As these policies periodically change, ask your supervisor for the most recent policies. Do not destroy records unless you are certain that you are allowed to do so.

Q: A nurse on the previous shift forgot to record a medication given to a patient. She called and asked that I record the dose for her at the time it was supposed to have been given, and to use her initials. What should I do?

A: The nurse did the right thing by calling to note the chart error. However, you should never record a medication dose that you did not give, and you should never sign someone else's initials. Even if no harm occurred in this case, the charting error needs to be properly documented. Make a note in the chart that the dose was given, who administered the dose, the time the dose was administered, and the reason the dose was not recorded on the medication sheet.

Q: In researching our records on a series of disputed claims, I noticed that some of the documentation, which should have been in the system, was missing. I am not sure whether the information was ever entered or has been lost. Should I bring this to someone's attention?

A: Yes. Bring the matter to the attention of your supervisor or manager. He or she should follow up with other departments to determine the scope of the problem. Accurate record management is a critical factor in Fresenius' ability to meet service demands. Any breakdown of our record management systems should be corrected immediately.

                         GOVERNMENT FILINGS AND REPORTS

STANDARD

- FRESENIUS WILL MAKE ALL REQUIRED FILINGS AND REPORTS (INCLUDING MEDICARE COST REPORTS, SECURITIES FILINGS, TAX FILINGS, DIALYSIS NETWORK REPORTS, AND FDA-RELATED REPORTS) TO FEDERAL, STATE AND LOCAL GOVERNMENT AGENCIES ACCURATELY AND ON TIME. Personnel who provide information for inclusion in a report, which will be signed or certified by a more senior manager, are responsible for ensuring the accuracy of the information, and for disclosing any problems or questions in advance of completion of the filing or report. False statements contained in a government filing or report may subject individuals and/or Fresenius to civil or criminal liability.

- BACK-UP DOCUMENTATION AND OTHER MATERIALS USED IN THE PREPARATION OF A FILING OR REPORT TO A GOVERNMENT AGENCY SHOULD BE RETAINED FOR AUDIT PURPOSES. Government agencies typically reserve the right to audit the accuracy of Company filings and reports. The absence of back-up documentation may lead an agency to question or reject a filing or report, and may also lead to fines or other penalties.

- FRESENIUS WILL MAKE ALL REQUIRED FILINGS AND REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ACCURATELY AND ON TIME. ALL FINANCIAL STATEMENTS INCLUDED IN SUCH FILINGS WILL BE PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THE RULES AND REGULATIONS OF THE SEC.

QUESTIONS AND ANSWERS

Q: I am responsible for assembling cost report information for our dialysis facility. Each year I have difficulty getting some of the information I need in a timely manner. Who can help me?

A: Bring the issue to your supervisor or manager. He or she should be able to help you resolve the problem.

Q: I have doubts about the accuracy of some of the data I am using to file a report to the regional ESRD network. Should I file it anyway?

A: You should not file the report without fully disclosing your concerns to your supervisor or manager. Explain the basis of your concerns and give him or her an opportunity to evaluate the accuracy of the information. If there are problems, your supervisor can help you resolve them.

                      PRIVACY AND CONFIDENTIAL INFORMATION

STANDARD

- PRIVACY OF PERSONAL HEALTH INFORMATION: IT IS OUR LEGAL AND ETHICAL RESPONSIBILITY TO PROTECT THE CONFIDENTIALITY OF PATIENT AND EMPLOYEE PERSONAL HEALTH INFORMATION. The Privacy Rule of the Health Insurance Portability and Accountability Act (HIPAA) and other federal and state laws are in place to protect this right to privacy. To promote compliance with these rules, Fresenius has adopted a corporate Privacy Policy. The principal requirements of the Fresenius Privacy Policy are as follows:

     -- Patients who receive direct care from Fresenius, and employees who participate in the Fresenius Health Plan, will be given a copy of the FMCNA NOTICE OF PRIVACY PRACTICES that outlines how their protected health information (PHI) will be used and disclosed.

     -- Patients who receive direct care from Fresenius must sign a privacy consent, which gives the Company the right to use and disclose PHI for routine purposes (treatment, payment and healthcare operations). Use and dissemination of this information, both inside and outside the Company, must be limited to the "minimum necessary" to furnish care and seek reimbursement for services rendered.

     -- Use and disclosure of PHI for non-routine purposes (other than treatment, payment and healthcare operations) requires specific authorization from the patient.

     -- Disclosures made for certain non-routine purposes including, but not limited to, health oversight activities such as those of departments of public health, law enforcement activities, and judicial and administrative proceedings do not require specific patient authorization, but must be tracked.

     -- Business Associate Agreements are required to be in place with parties that perform services on the Company's behalf for non-treatment purposes and to whom PHI is disclosed.

     Fresenius' Privacy Policy is available on the FMCNA intranet or from your supervisor, and should be consulted for detailed guidance. If you have questions regarding the Policy, or if you wish to report a potential Privacy Policy violation, you may call FMCNA's toll-free "HIPAA Hot Line" at 1-866-HIPAA-01 (1-866-447-2201).

- PROPRIETARY BUSINESS INFORMATION: DO NOT GIVE CONFIDENTIAL OR PROPRIETARY INFORMATION ABOUT FRESENIUS TO UNAUTHORIZED PERSONS SUCH AS COMPETITORS, SUPPLIERS, OR OUTSIDE CONTRACTORS. Financial information, customer lists, pricing information, Company manuals and policies, and descriptions of Company processes or operations should not be discussed with unauthorized persons. The rules of confidentiality continue to apply after you have left Fresenius.

- EMPLOYEE INFORMATION: RESPECT THE PRIVACY OF YOUR FELLOW EMPLOYEES. Avoid gossip or speculation, which could damage the reputation of fellow employees. Access to information contained in employees' personnel files is limited to authorized personnel who have a legitimate business or legal need for the information.

- COMPUTER SOFTWARE: RESPECT COPYRIGHT AND TRADEMARK RESTRICTIONS. Do not copy computer software programs or use personal software on Company computer equipment without proper authorization from the IS Department. Doing so could be a violation of federal copyright laws, and could possibly introduce a computer virus into our system.

- IF YOU WORK WITH CONFIDENTIAL INFORMATION, TAKE COMMON SENSE PRECAUTIONS TO PROTECT SUCH INFORMATION FROM INADVERTENT DISCLOSURE. Log off your PC when leaving your work area. Keep your computer password secret. Keep any confidential paper records in a locked drawer or file when not in use. Do not discuss confidential information in situations when you may be overheard by unauthorized persons (e.g., elevators, hallways, or break rooms).

- PATIENT-SPECIFIC MEDICAL INFORMATION, AS WELL AS SENSITIVE BUSINESS INFORMATION, SHOULD BE DESTROYED WHEN NO LONGER REQUIRED FOR USE OR FOR RECORD RETENTION. Care must be taken in the disposal of medical records to ensure compliance with applicable state laws and Company document retention policies.

     Shredders or other secure means of disposal should be used to prevent unauthorized or inadvertent disclosure. All medical records should be destroyed in compliance with applicable state laws.

- CARE SHOULD BE TAKEN WHEN PATIENT-SPECIFIC MEDICAL INFORMATION IS ELECTRONICALLY TRANSMITTED. Faxes should be sent only to secure machines located in a provider or payor office. Internet transmissions must meet encryption requirements established by federal and state law.

- THE THEFT OR KNOWING INAPPROPRIATE RECEIPT OF TRADE SECRETS RELATING TO A PRODUCT USED, OR INTENDED TO BE USED, IN INTERSTATE COMMERCE CAN BE A CRIMINAL OFFENSE UNDER THE ECONOMIC ESPIONAGE ACT OF 1966. Trade secrets include, but are not limited to, confidential product design or performance information, scientific formulas, computer programs, or other cost or financial information.

- USE OF PHOTOGRAPHY. Advances in technology have made portable digital cameras widely available, often as part of another device such as a cell phone or handheld computer. FMCNA personnel may not use these or any photographic or imaging device to take pictures of Company premises, personnel, or patients without appropriate manager or supervisor approval. Approval should also be obtained from patients photographed before taking pictures.

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

QUESTIONS AND ANSWERS

Q: I have seen co-workers throw papers containing patient and financial information in the regular trash. Is this practice acceptable?

A: Department managers and supervisors should determine what information is confidential. If your department handles confidential information, department managers must develop policies for receiving, handling and disposing of the information in a manner that protects its confidentiality.

Q:  Who has access to my personnel records and salary information?

A: All employee personnel records and wage information are treated confidentially. Information in your records is made available within the Company only to those with a specific business need to know (e.g., your supervisor or manager). Employees who have access to personnel files are held accountable for protecting your privacy. Employees may have access to their own personnel records by contacting their local Human Resources representative.

Q: I have asked the Company to purchase a special software program that I use on my home computer to do Company work but have been turned down. Can I install a copy of my home program on my office PC?

A: No employee may copy a program onto a Company network without IS Department approval. The IS Department is responsible for protecting the system against computer viruses or other risks of degradation. It is also against federal law and Company policy to make or use unlicensed copies of software programs. If a request to purchase new software is turned down, you may ask for an explanation, but you may not put a copy of any software on to the system without approval.

Q: I have been contacted by an employee of another company offering to sell a copy of the confidential design specifications for a new dialysis-related device. I know that the information is closely guarded by the other company and that it would be valuable for us to have an advance look at the new product. What should I do?

A. You should decline the offer and report the contact to your BUCO or directly to the Law Department. Accepting the information could put both the Company and yourself in jeopardy of criminal prosecution.

                              SALES AND MARKETING

STANDARD

- IT IS AGAINST THE LAW AND COMPANY POLICY TO PROVIDE A "KICKBACK" OR ANY OTHER IMPROPER INCENTIVE OR INDUCEMENT TO A PHYSICIAN OR CUSTOMER FOR THE REFERRAL OF PATIENTS OR THE PURCHASE OF PRODUCTS OR SERVICES. Such incentives may include excessive or inadequately documented discounts, free supplies or equipment, gifts, write-offs, professional courtesy, or below fair market value leases.

- FRESENIUS WILL NOT SEEK OR RETAIN A BUSINESS RELATIONSHIP THAT INVOLVES AN IMPROPER INCENTIVE OR INDUCEMENT. If a physician or customer requests a service or concession that you believe to be improper, do your best to explain why we cannot do what is being asked. Seek help from your supervisor or manager, or from the Law Department if necessary. In many cases, a customer will withdraw an improper request if the legal issues are properly explained. If you are not successful, however, you must be prepared to walk away from an account that will not conform to the requirements of law.

- FEDERAL LAW PROHIBITS MAKING PAYMENTS OR OFFERING OTHER BENEFITS TO PATIENTS FOR THE PURPOSE OF INFLUENCING THEIR CHOICE OF A PARTICULAR PROVIDER OR PRODUCT. Fresenius may not offer special "incentives" or other benefits to patients to choose a Fresenius clinic or product over the clinic or product of a competitor. These could include routine reimbursement of transportation costs, routine waiver of deductibles and coinsurance, discounts on other products, or similar valuable benefits. (This does not, however, preclude modest patient reward programs designed to promote compliance with treatment goals or infrequent and modest social events intended to maintain patient morale.)

- FRESENIUS WILL NOT PROMOTE OR PROVIDE INFORMATION TO ITS CUSTOMERS REGARDING OFF-LABEL USES OF ITS FDA-APPROVED PRODUCTS. An off-label use is a use that is not included in the approved product labeling or is not included in the statement of intended uses for an FDA-approved product. Information relating to off-label use of Fresenius products should not be included in sales or marketing materials, not should such information be brought to sales presentation or booths, since having such information readily available may imply the endorsement of off-label uses by the Company.

QUESTIONS AND ANSWERS

Q: The Medical Director of my clinic is asking if one of our nurses could cover for the Medical Director's private practice when a regular staff member is on vacation. Is this legal?

A: No, if the nurse is covering for the Medical Director's private practice while the nurse is being paid by Fresenius. The use of provider employees by a physician to perform clinical or administrative duties in his or her private medical practice while the employees are being paid by the provider has been specifically identified by federal law enforcement authorities as a potential violation of the anti-kickback law. In this case, explain to the physician that our employees are not permitted to cover for his private practice while being paid by Fresenius. You could recommend that the Medical Director contact a temporary agency to meet the physician's needs.

Q: A client has asked me to arrange for free hepatitis testing for its employees and their families. I know that other laboratories offer this service, and I believe that if I do not meet the terms offered by the competition, Fresenius will lose the account. What should I do?

A: You should explain to the client that Fresenius cannot offer free testing to its clients, their employees, or their families because doing so could be construed as an unlawful inducement. A 1994 Special Fraud Alert by the Office of Inspector General lists "provision of free laboratory testing for healthcare providers, their families and their employees" as an example of an inducement that could violate the anti-kickback statute. Any employee testing must be billed to the client or the appropriate payor for the employee. Get help from your supervisor to explain this to the client, if necessary.

Q: A customer is asking me to provide an additional discount on dialyzers if she agrees to send all of her lab work to Spectra. What can I do for her?

A: You cannot provide a discount or benefit relating to dialyzers or other renal products to a customer in connection with an agreement to furnish laboratory services. While some lab tests are paid under a composite rate to dialysis providers, other tests are paid separately by Medicare and other federal healthcare programs. Any link between the sale of DPD products and the value or volume of lab tests ordered by a customer could be viewed as an inducement for the customer to overuse these separately billable tests.

Q: During a sales call, a physician asked if a dialyzer could be used to remove bacteria from the blood of a patient with sepsis. Although this would be an off-label use of the dialyzer, I am aware of a published paper that describes a small animal study in which such a treatment was used successfully. Can I give the physician a copy of the paper?

A: Generally, no. Any apparent advocacy of an off-label use could be viewed as a violation of FDA rules. The only exception may apply in the infrequent situation where a customer, on his or her own initiative, asks for information regarding a specific off-label use. In such cases, it is permissible to provide peer-reviewed literature (or a source where such literature may be found) but only where the request is put in writing by the customer and approved by the Vice President for Quality Systems and Regulatory Affairs for the Products Division.

                                        17
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           RELATIONSHIPS WITH STAFF PHYSICIANS AND MEDICAL DIRECTORS

STANDARD

- PROPER PROFESSIONAL RESPECT SHOULD BE SHOWN TO MEDICAL DIRECTORS AND ATTENDING PHYSICIANS AT ALL TIMES. Fresenius values its relationships with its Medical Directors and other attending physicians and will strive to maintain an environment of mutual professional respect and cooperation.

- ADMINISTRATIVE POLICIES AND PROCEDURES SHOULD BE MADE EASILY ACCESSIBLE TO MEDICAL DIRECTORS AND OTHER ATTENDING PHYSICIANS. Policy changes should be disseminated to all affected physicians on a timely basis.

-   PHYSICIAN CONCERNS OR COMPLAINTS SHOULD BE RESOLVED PROMPTLY AND THOROUGHLY.

- MEDICAL POLICIES SHOULD RESPECT THE INTEGRITY OF THE PHYSICIAN-PATIENT RELATIONSHIP. Company policy and personnel must avoid inappropriate interference with physicians' practice of medicine. Fresenius nurses and other personnel should carry out medical orders diligently and in a timely manner.

QUESTIONS AND ANSWERS

Q: The Medical Director of our dialysis facility is often short-staffed at his office practice, and he frequently asks the dialysis facility staff to help him out with patient related issues that should be handled by his office, e.g., scheduling and paperwork. We are very busy, but we don't want to upset him, so we usually do as he asks. How should we handle the situation?

A: If Fresenius personnel provide office assistance for the Medical Director at no charge, the Medical Director is receiving valuable compensation outside of his or her contract. This violates Company policy and may also violate anti-kickback laws. Tell the Medical Director that you cannot provide these services, and inform the CM of the Medical Director's request.

Q: Some of our attending physicians visit their dialysis patients infrequently.
   They call in telephone orders, but never come in to sign them, and do not always update the medical records for their patients. The Medical Director says she doesn't want to interfere with another physician's care of a patient. We need these orders signed and records updated. What should we do?

A: Medicare's "Conditions for Coverage for a Dialysis Facility, Subpart U," states that the Medical Director is ultimately responsible for the integrity and completeness of medical records, including long- and short-term care plans, progress notes, complete and legible signed orders and discharge summaries. It is the Medical Director's responsibility to ensure that attending physicians comply with Medicare regulations, and with the rules of the Governing Body. Remind the Medical Director of the requirement to keep records updated. If the Medical Director fails to communicate with the attending physician, bring the matter to the attention of the Area Manager or other senior Company manager.

Q: I have tried without success to get one of our external clients to complete the annual standing order review for laboratory tests. The Medical Director has told me that he will switch to another laboratory if I keep pressing him. What can I do?

A: Politely explain to the Medical Director that annual review of standing laboratory orders is recommended in laboratory compliance guidelines published by the OIG. The review is intended to ensure that laboratory orders for each patient are appropriate for his/her medical condition. From a clinical standpoint, it ensures that the right tests -- neither too many nor too few -- are being performed. In this instance, you should seek assistance from your supervisor or manager to secure the Medical Director's cooperation. Ultimately, Fresenius will not honor standing orders from physicians who are not prepared to participate in the annual standing order review process.

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                           ANTITRUST AND COMPETITION

STANDARD

- FRESENIUS WILL COMPETE ACTIVELY, BUT FAIRLY, IN THE MARKETPLACE. Company personnel must not attempt to reduce or restrict competition for products or services by improper measures. Antitrust laws are designed to protect purchasers of goods and services from monopolistic or other predatory practices. The principles underlying antitrust laws ensure that a person or entity purchasing goods or services in the marketplace is able to select from a variety of products at competitive prices without artificial restraints. Competition is compromised when businesses engage in illegal practices such as fixing prices or dividing territories or customer lists.

- IT IS UNLAWFUL TO DISCUSS OR AGREE WITH A COMPETITOR TO SET PRICES OR DIVIDE TERRITORIES. Fresenius personnel should never exchange pricing or other business-sensitive information with competitors. Relationships with competitors should be conducted at arm's length. Avoid any discussions about pricing or division of sales territories.

-   FRESENIUS WILL NOT:

     -- PARTICIPATE IN GROUP BOYCOTTS OR REFUSE TO DEAL WITH SPECIFIC CUSTOMERS
        FOR IMPROPER REASONS;

     -- ENGAGE IN DECEPTIVE SALES PRACTICES OR OTHER FORMS OF UNFAIR
        COMPETITION; OR

     -- MAKE ANY AGREEMENT WITH A COMPETITOR WHICH ARTIFICIALLY RAISES THE PRICE
        OF OUR SERVICES, OR WHICH OTHERWISE IMPROPERLY REDUCES COMPETITION.

QUESTIONS AND ANSWERS

Q: Our competitors are planning to open a new dialysis clinic in our area. What kind of incentives can I give our attending physicians to keep their patients at our facility?

A: You can continue to offer excellent patient care and clinical support to the physicians. Any other "special" incentive might be considered an illegal kickback to induce the referral of patients. Likewise, any artificial disincentive (e.g., threat to withdraw staff privileges) might be viewed as an unfair restraint of trade.

Q: I have a huge sales territory. My main competitor has offered to sell primarily in the northern part of the state if I agree to stay in the southern area. This arrangement will result in better prices for our contracts. If my competitor agrees with me, is this arrangement okay?

A: No. Patients and physicians would be put at a disadvantage because they would have fewer options available to them. If a competitor asks you to split territories, refuse the offer and inform your manager.

                            GIFTS AND ENTERTAINMENT

STANDARD

- FRESENIUS PERSONNEL MAY NOT GIVE OR RECEIVE EXTRAVAGANT PERSONAL GIFTS OR ENTERTAINMENT TO OR FROM HEALTHCARE PROVIDERS, PATIENTS, OR OTHER PERSONS OR COMPANIES DOING BUSINESS WITH THE COMPANY. Extravagant gifts or entertainment could be considered an improper inducement under federal and many state laws for the referral or purchase of healthcare items or services. Criminal and civil penalties may be imposed on both the offeror and recipient of an improper inducement. The purpose of these laws is to prevent personal benefit to a physician or medical provider from overriding considerations of quality or patient wellbeing.

     Legal and Company restrictions focus on extravagant gifts or entertainment that are intended to, or give the appearance of trying to, compromise healthcare decisions (e.g., weekend trips, elaborate dinners, or similar benefits). More moderate expressions of good will, which are consistent with industry and local business practices, are acceptable (e.g., holiday gift baskets, modest lunches or dinners where business is discussed).

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     The APPEARANCE created by giving or receiving a gift or entertainment must be considered. Even if a gift or entertainment may be technically acceptable, it may, under some circumstances, appear improper to another person. In such cases, it may be appropriate to refrain from offering or accepting a gift or entertainment, or to take steps to ensure that an action is not misinterpreted.

- WHERE MODEST GIFTS OR ENTERTAINMENT ARE APPROPRIATE, GOOD JUDGMENT SHOULD BE FOLLOWED. All gifts and entertainment should fall within the bounds of moderation and common business courtesy and have a valid business purpose (e.g., a business lunch). A pattern of giving or receiving gifts or entertainment may be inappropriate if the frequency or total value of the gifts or entertainment exceeds reasonable limits. Offers of individual gifts with a value of more than $50, or of business meals and entertainment of more than $150, must be approved in writing by a Vice President or other designated senior manager. Annual limits apply to offers or receipt of business gifts ($150) and business meals and entertainment ($300) to or from a single person.

- GIFTS IN EXCESS OF $50 PER YEAR SHOULD NOT BE OFFERED TO PATIENTS. In addition, gifts in excess of $50 per year should not be received from patients unless approved by an Area Manager or other comparable business unit manager.

- GIFTS OR ENTERTAINMENT SHOULD GENERALLY NOT BE OFFERED TO GOVERNMENT OFFICIALS OR EMPLOYEES. Federal, state and local laws set specific restrictions on such practices, which must be carefully observed. Any such expenditures must be approved by a Vice President or other designated senior manager.

QUESTIONS AND ANSWERS

Q: Can I send a large holiday gift basket to several of my large accounts?

A: Yes, although the total value of all gifts that you give to each account, including this gift, may not exceed $150 per year. In addition, if the value of the basket exceeds $50, it will require the approval of a Vice President.

Q: I am negotiating with a local nephrologist to accept a position as Medical
   Director of a new dialysis facility that the Company proposes to open. Can I invite her to lunch or dinner to discuss the position?

A: Generally yes, so long as the meal is not extravagant and you use the occasion to discuss business. Lunch and dinner meetings are generally viewed as common business practice and are generally acceptable, unless the cost of food or drinks exceeds reasonable limits, the presence of spouses or other guests makes the occasion primarily social rather than business-related, or the frequency of invitations cannot be justified on the basis of legitimate business considerations.

Q: I received a couple of box seat tickets to the local basketball arena from a friend and would like to offer them to one of my customers. Do the gift rules apply if I do not use Company funds to pay for the tickets?

A: Yes. Anything you do on behalf of Fresenius must comply with Company rules and policies. Using personal funds rather than Company funds does not relieve you or the Company from responsibility for compliance with legal restrictions on gifts or entertainment.

Q: I have been offered two tickets to a rock concert by a vendor who does a lot of business with Fresenius. The tickets are worth $100. Can I accept them?

A: Before accepting them you should ask yourself if the offer is intended to improperly influence Company decisions affecting the vendor. If you believe it is, you should decline the offer. If you believe that the offer is merely a gesture of common business courtesy, you may accept them as long as this vendor has not provided gifts with a value in excess of $50 so far this year. You may not accept total gifts from this vendor in excess of $150 per year.

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                             CONFLICTS OF INTEREST

STANDARD

- FRESENIUS PERSONNEL ARE EXPECTED TO BE LOYAL TO THE COMPANY. AVOID SITUATIONS WHERE YOUR PERSONAL INTERESTS COULD CONFLICT, OR COULD APPEAR TO CONFLICT WITH THOSE OF THE COMPANY. Our reputation depends not only on our conduct, but also on the APPEARANCE of our actions to an objective observer. A conflict of interest occurs if an outside activity, business relationship, or financial investment could improperly influence, or have the appearance of influencing, your ability to perform your duties objectively as a Fresenius employee. A conflict may exist if the demands of other activities, including outside business activities, distract you from performing your job, or cause you to use Company time or resources for non-Company purposes.

- If you are uncertain about the propriety of your conduct or a business relationship, ask your supervisor or manager. Your loyalty to Fresenius must supersede any relationships with a client, competitor, or supplier.

- EMPLOYMENT OUTSIDE OF FRESENIUS WITH A COMPANY DOING BUSINESS WITH, OR DIRECTLY COMPETING AGAINST, FRESENIUS MUST BE APPROVED BY YOUR MANAGER.

- IF A CLOSE RELATIVE WORKS FOR A CUSTOMER, COMPETITOR OR SUPPLIER, YOU SHOULD DISCLOSE THE RELATIONSHIP TO YOUR SUPERVISOR OR MANAGER.

-   A CONFLICT OF INTEREST MAY EXIST IF:

     -- YOU CONDUCT PRIVATE BUSINESS ON COMPANY TIME;

     -- OUTSIDE EMPLOYMENT INTERFERES WITH OR CAUSES YOU TO MISS WORK;

     -- YOU PERFORM SERVICES FOR A COMPANY DIRECTLY COMPETING AGAINST FRESENIUS;
        OR

     -- YOU ACCEPT GIFTS, MEALS OR ENTERTAINMENT THAT MAY APPEAR TO OBLIGATE
        FRESENIUS TO A PARTICULAR CUSTOMER OR VENDOR.

QUESTIONS AND ANSWERS

Q: I have an outside business selling household cleaning products. Can I put my brochures and phone number on Company bulletin boards?

A: You must get the permission of your supervisor or senior facility manager. You may engage in an outside business, which does not directly compete with Fresenius on your personal time, so long as it does not hinder or distract you from meeting your responsibilities to Fresenius. You may not sell or promote products or services during working hours or on Company premises without authorization.

Q: Is it against the rules for members of my family to provide products or services to Fresenius?

A: Not necessarily. It is important that any such relationship not influence a purchasing decision. So long as you stay out of the purchasing decision, the Company can reach an independent judgment. To avoid a possible conflict, or the appearance of a conflict, you should inform your supervisor or the Human Resources Department of any close personal or family relationship with a vendor.

Q: I work part-time for Fresenius as a nurse at a dialysis clinic. Prior to joining Fresenius, I worked at a competitor's clinic, and now the other clinic has asked me to work for them two days a week. Is this OK?

A: You must first obtain authorization from your supervisor. Your supervisor can determine if the situation has the potential for presenting a conflict of interest.

Q: I am good friends with a person who works in the marketing department of another dialysis products company. We are very careful not to discuss any confidential information about our respective companies. Does this situation present a problem?

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

A: There should be no problem so long as you do not discuss proprietary or confidential information. To avoid the appearance of any impropriety, you may wish to disclose this relationship to your supervisor or the Human Resources Department.

                              DEALING WITH VENDORS

STANDARD

- TREAT ALL VENDORS FAIRLY AND PROFESSIONALLY. RESPECT THE PRIVACY OF ANY CONFIDENTIAL OR PROPRIETARY INFORMATION THAT VENDORS MAY SHARE WITH YOU.

- EVALUATE ALL BIDS AND PROPOSALS OBJECTIVELY ON THE MERITS OF PRICE AND PERFORMANCE.

-   AVOID RELATIONSHIPS WITH VENDORS THAT MAY GIVE THE APPEARANCE OF FAVORITISM.

-   DO NOT ACCEPT EXTRAVAGANT PERSONAL GIFTS OR ENTERTAINMENT FROM
    VENDORS. Acceptance of extravagant gifts can influence your business judgement or give the appearance of doing so. Avoid placing yourself in a potential conflict of interest. Observe the rules outlined in the Gifts and Entertainment section of this code.

QUESTIONS AND ANSWERS

Q: One of our vendors has offered to take me to lunch at a local restaurant. He wants to talk about his product line and says that we will be more relaxed outside the office. Can I accept the invitation?

A: Yes, if the value of the meal is modest and you discuss Company business. However, personal gifts or entertainment from vendors, such as tickets to athletic events or theater performances, may be inappropriate if you believe that the supplier is trying to exert inappropriate influence over your judgment on a purchasing decision. If in doubt, schedule meetings on Company premises during business hours to avoid any appearance of a conflict of interest.

Q: A vendor representative has invited me to their annual users' conference on the West Coast. I have been asked to make a one-hour presentation on our experience with their product. The supplier will cover all the costs of the trip. Can I accept the invitation?

A: Yes, with written permission from a Vice President. He or she can make a determination as to whether it is in the Company's interest for you to attend the conference and, if so, whether reimbursement by the vendor would be appropriate.

Q: A vendor has offered to "throw in" a few copies of a popular household accounting program if I place an order for office supplies from her company. Her prices are the same or better than our regular supplier. Is it wrong to give her the business?

A: Two things are wrong. First, you could be allowing your personal interest in receiving a free software program to influence your business judgment. (In fact, the accounting software would be the property of the Company and not available to you for private use.) You should never put yourself in that position. Second, the Company selects vendors based on price, quality, service and other factors. A one-time discount from a particular supplier may seem attractive from your viewpoint, but it may not be in the Company's overall interest. If you honestly believe that the Company would get a better deal with this supplier, bring it to a manager's attention so that the terms can be compared to other bids.

                      EMPLOYMENT AND STANDARDS OF CONDUCT

STANDARD

- FRESENIUS IS COMMITTED TO FAIR AND LAWFUL HUMAN RESOURCES POLICIES AND PRACTICES IN HIRING, COMPENSATION, CAREER DEVELOPMENT, DISCIPLINE, AND OTHER EMPLOYMENT ACTIONS.

- FRESENIUS WILL NOT PERMIT DISCRIMINATION IN HIRING OR IN THE WORKPLACE BASED ON RACE, COLOR, RELIGION, GENDER, NATIONAL ORIGIN, AGE, MARITAL STATUS, CITIZENSHIP, DISABILITY, SEXUAL ORIENTATION, VETERAN STATUS,

    OR ANY OTHER UNLAWFUL CONSIDERATION. Fresenius wishes to maintain a safe, secure, productive, respectful and non-discriminatory workplace, which values the contributions of all employees.

- IT IS THE POLICY OF FRESENIUS THAT ALL EMPLOYEES SHOULD BE ABLE TO ENJOY A WORK ENVIRONMENT FREE FROM ALL FORMS OF DISCRIMINATION, INCLUDING HARASSMENT FROM SUPERVISORS, CO-WORKERS, VENDORS, CONSULTANTS, VISITORS OR CUSTOMERS OF FRESENIUS. Fresenius personnel have the right to work in an environment that is free of harassment in any form. Refer to the Fresenius Human Resources Policy Manual for more detailed information relating to harassment.

- VIOLENCE, ABUSE OR AGGRESSIVE BEHAVIOR WILL NOT BE TOLERATED. This policy will be enforced for any employee, whether on Company property, while performing any job-related duties for Fresenius, or at any Fresenius-sponsored event, on or off Fresenius premises.

- FRESENIUS PERSONNEL MAY NOT REPORT TO WORK WHILE UNDER THE INFLUENCE OF ALCOHOL OR ILLEGAL DRUGS. THE USE, POSSESSION, BUYING OR SELLING OF ILLEGAL DRUGS WHILE ON COMPANY BUSINESS OR ON COMPANY PROPERTY IS STRICTLY PROHIBITED AND MAY RESULT IN IMMEDIATE DISCHARGE. Employees who appear to be under the influence of alcohol or illegal drugs will be subject to alcohol or drug testing. Fresenius will comply with all Department of Transportation drug and alcohol testing regulations regarding commercial drivers. Any employee who suspects that a co-worker is intoxicated or under the influence of illegal drugs should report the situation to his or her supervisor. You may seek assistance for drug and alcohol related issues through the Human Resources Department.

- ILLEGAL, IMPROPER OR UNAUTHORIZED USE OF SUBSTANCES INTENDED FOR PATIENTS IS PROHIBITED. Some Fresenius employees have access to controlled substances, prescription drugs, and other medical supplies. If you become aware of any improper diversion of drugs or medical supplies, you must immediately report the incident to your supervisor or manager.

- EMPLOYEES ARE EXPECTED TO DEAL HONESTLY WITH THE COMPANY IN SCHEDULING AND REPORTING TIME OFF, SEEKING REIMBURSEMENT OF BUSINESS-RELATED EXPENSES, AND OTHER SIMILAR MATTERS.

QUESTIONS AND ANSWERS

Q: What are my options if I feel that I have been treated unfairly in my annual performance review?

A: You should discuss your concerns directly with your supervisor. He or she should be prepared to give you a candid and honest appraisal of your performance. Make sure that you understand the basis for the review and any performance concerns expressed during the review. If this does not resolve the problem, bring your concerns to your department manager or to the Human Resources Department.

Q: What qualifies as sexual harassment and what can I do if I believe that it is happening to me?

A: Sexual harassment may include unwelcome sexual advances, requests for sexual favors, or any other verbal or physical conduct of a sexual nature. A victim's submission to such unwelcome conduct may never be a condition of employment or serve as the basis for career advancement or retaliation. If you believe that you have been the subject of sexual harassment, you should contact your supervisor, manager, or the Human Resources Department. You may also call Employee Access and Response ("EAR"). Allegations of sexual harassment will be investigated fully and confidentially.

Q: One of my co-workers is in the habit of telling questionable ethnic or "off-color" jokes. This offends me and others in the office. How can I get this to stop?

A: Often, an open and honest discussion of your feelings with the person telling the jokes can resolve the problem. If this does not work, you should contact your supervisor or the Human Resources Department.

Q: I am a supervisor, and I am not sure how to recognize an employee who may be under the influence of alcohol or controlled substances. How can I determine if an employee is unfit to work?

A: For DPD Distribution Center supervisors, the Department of Transportation ("DOT") requires training designed to assist driver supervisors and managers with the recognition of symptoms and behaviors associated with intoxication and/or the use of controlled substances. These materials are available from Distribution Center managers and Corporate Health, Safety and Risk Management. Supervisors and managers outside of DPD distribution should contact business unit Human Resources representatives for guidance.

Q: My doctor prescribed some medication for me, and I don't know if it will interfere with my job of operating a forklift. What should I do?

A: If your physician has informed you of any restrictions placed on your activities due to the medication, you must inform your supervisor of such limitations, as they may affect your work performance. Inform your immediate supervisor of your prescription, and of any such restrictions that may place you or your co-workers in danger.

                                WORKPLACE SAFETY

STANDARD

- FRESENIUS PERSONNEL ARE EXPECTED TO COMPLY WITH POLICIES AND REGULATIONS RELATING TO ENVIRONMENTAL HEALTH AND SAFETY. Fresenius seeks to provide a safe, healthy and productive workplace for its employees. Policies and procedures have been developed in compliance with governmental regulations to protect you from potential workplace hazards. Take necessary precautions to avoid injury or harm to yourself and to co-workers. It is important for you to notify your supervisor of any workplace injury, or of unsafe work conditions, unsafe work practices, environmental releases/spills, or potential or actual incidents of violence that may present a risk of injury so that corrective action may be taken.

- FOLLOW PROPER TECHNIQUES FOR THE DISPOSAL OF MEDICAL AND OTHER HAZARDOUS WASTE. Policies and procedures have been developed by the Company to ensure that biomedical and hazardous waste disposal is done in compliance with federal, state and local laws. These policies and procedures MUST BE FOLLOWED AT ALL TIMES. Report any violations or suspected violations immediately to your supervisor or the Office of Health, Safety and Risk Management.

- FRESENIUS PERSONNEL SHOULD BECOME FAMILIAR WITH SAFETY REGULATIONS AND EMERGENCY PLANS REGARDING FIRE AND DISASTER IN THE AREAS IN WHICH THEY CONDUCT BUSINESS.

- VIOLENT OR ABUSIVE CONDUCT, INCLUDING VERBAL OR PHYSICAL ABUSE BY ANY EMPLOYEE, PATIENT, VENDOR OR VISITOR AT A FRESENIUS FACILITY, WILL NOT BE TOLERATED. Any violent or potentially violent situation in the workplace or any business related function should be reported to your supervisor or the Office of Health, Safety and Risk Management.

QUESTIONS AND ANSWERS

Q: We occasionally have a problem in our dialysis clinic with a patient who becomes violent. What is the policy on dealing with violent or threatening patients?

A: The safety of the other patients and staff are of primary concern when a violent episode takes place. It is important to be prepared beforehand so you will know how to react to a violent encounter. Consult the Dialysis Services Compliance Guidelines for dealing with abusive patients.

Q: I live and work in an area of the country where many people have handguns. My co-worker brings a firearm to work in his coat, and keeps it in his locker all day under lock and key. Is this an acceptable practice?

A: No. It is against Company policy for Fresenius personnel (other than authorized security personnel) to bring any type of firearm to a Fresenius location. You should report such a practice immediately to your supervisor or the Office of Health, Safety, and Risk Management.

Q: I have been having some domestic relationship problems at home recently, and I am afraid that my partner may begin to harass me at work. I don't want this problem to interfere with my job, but I don't know how to prevent it. What should I do?

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

A: Discuss your concern with your supervisor or the Human Resources Department so that appropriate security measures can be taken to protect you and your co-workers. Other resources would be the Office of Health, Safety and Risk Management or the local police department.

                       RESPONSIBLE USE OF COMPANY ASSETS

STANDARD

- FRESENIUS PERSONNEL ARE RESPONSIBLE AND ACCOUNTABLE FOR THE PROPER EXPENDITURE OF COMPANY FUNDS AND USE OF COMPANY PROPERTY.

- PROPER AUTHORIZATION MUST BE OBTAINED PRIOR TO COMMITMENT OR EXPENDITURE OF FRESENIUS FUNDS OR OTHER RESOURCES.

- COMPANY ASSETS MAY BE USED FOR FRESENIUS BUSINESS PURPOSES ONLY, AND SHOULD NOT BE USED FOR OUTSIDE OR PERSONAL REASONS. This policy applies to office equipment, medical supplies, computers and software, in addition to all forms of Company records and funds. (It does not apply to occasional or incidental use of office equipment for personal convenience.) All personnel are expected to take measures to protect computer systems and networks from unauthorized use, access or modification of software.

- PROTECT COMPANY PROPERTY AGAINST WASTE, LOSS, THEFT OR ABUSE. Company assets entrusted to Fresenius employees are to be maintained properly and returned to the Company in an acceptable condition. Damage to or theft of Company assets and equipment should be reported promptly to appropriate personnel, as well as to the Office of Health, Safety and Risk Management. Assets and equipment that are no longer needed should be reported to appropriate Company personnel.

- REMOVAL OF ASSETS FROM COMPANY FACILITIES IS NOT ALLOWED, EXCEPT WHEN NECESSARY TO CONDUCT COMPANY BUSINESS.

- IMPROPER OR UNAUTHORIZED USE OF COMPANY ASSETS, INCLUDING THEFT OF PROPERTY OR EMBEZZLEMENT OF MONEY, IS A SERIOUS VIOLATION AND MAY LEAD TO LEGAL PROSECUTION.

QUESTIONS AND ANSWERS

Q: If I see an employee intentionally misusing or damaging Company property, what should I do?

A: We all have an obligation to treat Company property with care and respect. If you are aware of anyone intentionally or negligently damaging Fresenius property, you should ask them to stop or speak to your supervisor, who will investigate the matter and take appropriate action.

Q: A friend of mine who sells medical products has asked me for a list of our dialysis facilities and Medical Directors. Her products are dialysis-related, but we are not in competition with his company. Can I give her the list?

A: No. Lists of our facilities and Medical Directors are a valuable asset and should never be disclosed to anyone outside of the Company without specific authorization from management.

Q: I am taking a continuing education class and Fresenius is paying the tuition since the course is related to my work and is designed to improve my job-related skills. May I use a computer at the office to do my homework?

A: Yes. If your course is related to your employment with Fresenius, use of a Company computer would be acceptable after your normal work hours and if no one else needs to use it for Company business. Check with your supervisor for authorization prior to using any Company property for non-Fresenius business.

                       INVESTMENTS AND INSIDE INFORMATION

STANDARD

- NEVER USE INFORMATION ABOUT FRESENIUS, WHICH IS NOT AVAILABLE TO THE PUBLIC, FOR PERSONAL GAIN.

- DO NOT USE "INSIDE" OR CONFIDENTIAL INFORMATION TO BUY OR SELL STOCK OR OTHER SECURITIES OF FRESENIUS OR OTHER COMPANIES. Do not disclose such information to other unauthorized employees or to outsiders. If they misuse the information to buy or sell stock, you may also be held accountable.

- WHILE FRESENIUS ENCOURAGES THE OWNERSHIP OF COMPANY STOCK BY EMPLOYEES FOR LONG-TERM INVESTMENT, IT DISCOURAGES SHORT TERM BUYING AND SELLING WHICH MAY GIVE THE APPEARANCE OF IMPROPER CONDUCT.

QUESTIONS AND ANSWERS

Q: I've heard about "insider trading" of stock on the evening news. I have some
   Fresenius stock and want to be sure I do not do something wrong if I decide to sell it. How do I protect myself?

A: Any important information about the Company that has not been disclosed to the general public which a reasonable investor would consider important in deciding whether to buy or sell Fresenius stock could be viewed as "inside" information. This could include knowledge of Company financial performance, significant mergers or acquisitions, significant customer or supplier problems, marketing plans, new products or services, or changes in Company leadership. If you have this kind of information, you should not buy or sell Fresenius stock or communicate the information to any unauthorized persons until it has become public. Any questions about the appropriate purchase or sale of stock should be addressed to the Law Department.

Q: My family and friends occasionally ask me about Fresenius and whether they should buy Company stock. What can I tell them?

A: It depends on the circumstances. The same rules about "inside" information apply whether you buy or sell stock yourself or if you give the information to someone else. If a relative or friend buys or sells stock based on non-public information or "tips" which you give him or her, both of you could be liable for violation of federal securities laws. The safest course would be to avoid specific discussion of Company plans or performance as well as recommendations concerning the purchase or sale of Company stock.

                              FINANCIAL REPORTING

STANDARD

- FRESENIUS MEDICAL CARE WILL COMPLY WITH ALL FINANCIAL REPORTING RULES AND REGULATIONS THAT APPLY TO ITS BUSINESS. The Company's external financial reporting is governed by numerous laws and regulations (the "Accounting and Financial Reporting Rules"), including the Securities Exchange Act of 1934. These rules require that the Company keep financial records that fairly and accurately reflect the financial condition of Fresenius. Since the shares of Fresenius Medical Care AG and its North American subsidiary (Fresenius Medical Care Holdings, Inc.) are registered with the Securities and Exchange Commission (the "SEC"), the Accounting and Financial Reporting Rules also require Fresenius to file certain financial and other reports with the SEC, and require these reports to fairly and accurately reflect the financial condition of Fresenius. Fresenius will establish policies and procedures to ensure compliance with Accounting and Financial Reporting Rules and will provide applicable personnel with training on such policies and procedures.

- AMONG OTHER THINGS, THE ACCOUNTING AND FINANCIAL REPORTING RULES REQUIRE FRESENIUS TO:

     -- Make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the business transactions in which Fresenius engages, such as the provision of services and sales of products, and the acquisition and disposition of the assets of Fresenius.

     -- Devise and maintain a system of internal accounting controls to provide reasonable assurances that transactions are recorded accurately and timely to permit the preparation of financial statements in conformity with generally accepted accounting principles, which are commonly known as "GAAP."

     -- Provide quarterly and annual reports to the SEC, including financial statements prepared in accordance with GAAP. Financial statements include a balance sheet, statements of earnings and cash flows for all periods presented. Required disclosures will be included in these financial statements.

-   THE ACCOUNTING AND FINANCIAL REPORTING RULES ALSO PROHIBIT:

     -- Any circumvention or knowing failure to implement a system of internal accounting controls or knowing falsification of any book, record, or account of Fresenius.

     -- Fraud in connection with the purchase or sale of the shares of Fresenius.

     -- Misrepresentations or omissions of material information in Fresenius'
        SEC reports.

- VIOLATIONS OR SUSPECTED VIOLATIONS OF THE ACCOUNTING AND FINANCIAL REPORTING RULES MUST BE REPORTED TO A SUPERVISOR OR OTHER APPROPRIATE FRESENIUS MANAGER. In determining the proper course for reporting a violation or suspected violation, employees should consult the Five-Step Integrity Process within the section entitled "Getting Answers To Questions" within this Code of Business Conduct. Failure to report a potential problem deprives Fresenius of an opportunity to investigate and take corrective action. Even small problems that are not addressed in a timely manner can become serious issues for Fresenius in the future. Accordingly, failure to report a suspected violation may subject an employee to disciplinary action, up to and including termination of employment.

- FRESENIUS WILL CONDUCT INTERNAL AUDITS OF COMPLIANCE WITH THE ACCOUNTING AND FINANCIAL REPORTING RULES AND WILL REPORT FINDINGS AND RECOMMENDATIONS TO THE CHIEF FINANCIAL OFFICER, THE INTERNAL AUDIT STEERING COMMITTEE, AND TO THE BOARD OF DIRECTORS OF FRESENIUS MEDICAL CARE HOLDINGS ("FMCH"). THE FMCH BOARD OF DIRECTORS WILL FORWARD FINDINGS AND RECOMMENDATIONS TO FMC AG AS NECESSARY TO ENSURE THE ACCURACY AND COMPLETENESS OF FMC AG'S FINANCIAL STATEMENTS. The Internal Audit Department will develop an annual internal audit plan for review and approval by the Chief Financial Officer, Internal Audit Steering Committee, and the FMCH Board of Directors. The plan will be designed to, among other things, test the integrity of financial reporting and control systems. The results of all internal audits will be made available to the Company's independent external auditor.

QUESTIONS AND ANSWERS

Q: I disagree with the accounting treatment of a particular journal entry. The issue could have an impact on our income statement. What should I do?

A: Discuss the situation with your supervisor to make sure that you agree on the facts of the situation and explain why you disagree with the proposed accounting treatment. There may be a simple misunderstanding that requires clarification. If you are not able to resolve the matter with your direct supervisor, the issue should be brought to the attention of the most senior financial person in your field location. If you are still unable to receive a satisfactory response, the issue should be brought to the attention of the divisional Chief Financial Officer. If necessary, the issue may then be brought to the attention of the Chief Financial Officer of FMCH. If the matter is not resolved within the financial line of reporting, the matter should be raised with the Fresenius Compliance Officer.

Q: I have become aware of certain transactions that have not been recorded properly in the books and accounts of the Company. It is not my job to record these transactions, but I am concerned that failure to address this issue could put the Company at risk. What should I do?

A: You should immediately bring the situation to your supervisor's attention. If the situation is not resolved by doing this, the issue should be raised through the chain of command noted in the response above.

Q: I have been asked to improperly record (or not record) an accounting entry for an interim month end close by a senior financial or operating person in my location. The person has attempted to justify this request by
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

   noting that the entry does not impact our quarterly or annual reporting as it is an interim month. The person has further indicated that the entry will ultimately be recorded correctly in the next SEC reporting period. What should I do?

A: You should discuss this issue with your direct supervisor or raise the issue through the chain of command noted in the response to the first question above. This request is inappropriate, as timely and accurate information is necessary to make operating decisions regardless of whether it is an interim or reporting period.

Q: I have identified a potential adjustment that may result in a reduction to earnings in the current period. My supervisor has requested that I suspend my research of this issue until a later reporting period so that current earnings would not be negatively impacted. What should I do?

A: This matter should be raised immediately through the chain of command noted in the response to the first question above. This is an inappropriate request in that it indicates the management of earnings, which will mislead our investors, creditors, and analysts that utilize our SEC reports to evaluate the results of the Company's operations and cash flows.

                        DEALING WITH GOVERNMENT ENTITIES

STANDARD

- OBSERVE LEGAL RESTRICTIONS ON OFFERING GIFTS OR ENTERTAINING EMPLOYEES OF A FEDERAL, STATE OR LOCAL AGENCY. Most government employees are subject to restrictions on their ability to accept gifts or entertainment. Any requests or solicitations of gifts from government employees should be reported to the Law Department.

- COOPERATE WITH REQUESTS FOR INFORMATION FROM GOVERNMENT AUDITORS OR OTHER OFFICIALS. Non-routine requests for information by government personnel should be brought to the attention of the Law Department or other appropriate corporate personnel before responding.

- REQUESTS FOR CLARIFICATION OF MEDICARE OR OTHER GOVERNMENT PROGRAM RULES SHOULD BE DIRECTED THROUGH AUTHORIZED CHANNELS. In general, contacts with government agencies to ask questions or seek clarification of rules and regulations should be made only by authorized employees. If you are not sure whether you are authorized to contact an agency on your own, check with your supervisor or manager in advance. In all cases, document any response received in writing (e.g., a memo to the file indicating the date, agency, content of the response, and the name and title of the person furnishing the advice). Notify other personnel who may be affected by the response.

QUESTIONS AND ANSWERS

Q: I received a call from a person who says she works at "Medicare" asking for claims information about a specific patient. She gave me a fax number to forward the material and is insisting that I provide it right away. This does not sound right to me. What should I do?

A: Talk to your supervisor or contact the Law Department before sending any information. Although certain government employees and their agents have the right to review patient information, such requests will normally be in writing and delivered through more formal channels. In this case, the person may not be authorized to receive the information. Ask her to submit her request in writing through proper channels.

                              POLITICAL ACTIVITIES

STANDARD

- THE USE OF FRESENIUS FUNDS, EQUIPMENT, FACILITIES, OR ASSETS TO SUPPORT A POLITICAL PARTY, CANDIDATE OR HOLDER OF ANY GOVERNMENT OFFICE IS SUBJECT TO FEDERAL AND STATE LAW RESTRICTIONS. Any such use, where

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

    expressly permitted by law, must be approved in advance by the Law Department in conjunction with the Government Affairs Department.

- ANY LOBBYING OR OTHER ISSUE ADVOCACY ACTIVITIES WITH FEDERAL AND STATE GOVERNMENT BODIES CONDUCTED BY FRESENIUS, OR BY OTHERS ON FRESENIUS' BEHALF, SHOULD BE CARRIED OUT IN COMPLIANCE WITH ALL APPLICABLE RULES OF CONDUCT AND DISCLOSURE. No Fresenius personnel should undertake any lobbying activity on behalf of Fresenius without the approval of the Government Affairs Department.

- FRESENIUS PERSONNEL SHOULD NEVER SEEK REIMBURSEMENT FROM FRESENIUS, DIRECTLY OR INDIRECTLY, FOR ANY PERSONAL POLITICAL CONTRIBUTIONS. Personnel may choose to make personal political contributions or participate in the election process on their own time and at their own expense.

QUESTIONS AND ANSWERS

Q: I like to volunteer as a poll watcher at my local precinct. Is this allowed?

A: You can use paid time off (PTO) to participate in any election-related activity so long as your absence does not unreasonably interfere with the performance of your job at Fresenius. Giving your supervisor advance notice will enable him or her to arrange coverage for the department during your absence.

Q: I think that Fresenius should support a state candidate I know. She chairs a key committee dealing with healthcare and could be in a great position to help us in the future. If Fresenius will not write a check directly, can I use my own money and get reimbursed later?

A: No. Even in states where corporate contributions to non-federal candidates are legal, it is improper to disguise the true source of a contribution. In this case, if the Company is not prepared to make a direct contribution, you may not ask the Company to reimburse you for a personal contribution.

Q: A customer has asked that Fresenius make a contribution to a local political candidate. Corporate contributions to non-federal candidates are legal in the state. Can we do this?

A: Corporate contributions to candidates are illegal in all federal and many state elections. Any corporate contributions must be reviewed and approved in advance by the Law Department in conjunction with the Government Affairs Department.

Q: Because of my position with Fresenius, I have been asked to speak at a local community meeting on the issue of healthcare reform. Are there any restrictions on my doing so?

A: So long as you make it clear you are speaking for yourself, and not as an official spokesperson for Fresenius, you are free to participate in such meetings. If you are asked to represent Fresenius in a formal capacity, you should review your presentation with the Office of Media Communications.

                            EXTERNAL COMMUNICATIONS

STANDARD

- ALL WRITTEN AND VERBAL COMMUNICATIONS FROM FRESENIUS TO PHYSICIANS, OTHER HEALTHCARE PROFESSIONALS, PATIENTS, PAYORS AND OTHER THIRD PARTIES SHOULD BE PROFESSIONAL AND ACCURATE. All external communications should be made or approved by appropriately authorized personnel.

- CERTAIN TYPES OF EXTERNAL COMMUNICATIONS REQUIRE PRIOR APPROVAL BY, OR NOTIFICATION TO, SPECIFIC CORPORATE DEPARTMENTS. These include contacts with current or potential investors in Fresenius stock (Investor Relations), members of the press (Office of Media Communications), federal or state legislators (Government Affairs), or representatives of government agencies relating to non-routine regulatory matters (Law Department).

- FRESENIUS STATIONERY AND TITLES SHOULD NOT BE USED FOR PERSONAL COMMUNICATIONS OR FOR EXPRESSING PERSONAL OPINIONS.

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

QUESTIONS AND ANSWERS

Q: I am irritated by recent negative and inaccurate news reporting of the dialysis industry. Can I write a letter to the editor of my local newspaper using Fresenius letterhead?

A: Not without approval from the Office of Media Communications. As well intentioned as your efforts may be, Fresenius letterhead should only be used in connection with official Company business. You should feel free to write letters on your own stationery as long as you do not give the impression that you are speaking on behalf of Fresenius. If you believe that it is important to use the Company name, contact the Office of Media Communications for approval.

Q: We are opening a new facility next week and want to get the event reported in the local paper. Can I call the editor to give him or her the details?

A: You should first seek approval from the Office of Media Communications.
   Normally, this can be accomplished very quickly. It is important that all media communications made on behalf of the Company be properly reviewed and coordinated through a central point.

                                    SUMMARY

     All employees and managers have an obligation to comply with the laws, regulations and Company policies that govern our business. You are expected to know the contents of this Code of Business Conduct and to act in accordance with its principles.

     Adherence to Company policies and procedures designed to ensure compliance with Federal healthcare programs will be considered an important element in performance evaluation of managers, supervisors and all other employees. Keep in mind that employees who fail to comply with laws and Company policies are subject to disciplinary action, up to and including termination of employment.

     Never think that a violation is not your problem, even if you are not participating in the action. As a member of the Fresenius team, you are required to report all actual or suspected violations of law or Company policy. Doing so gives the Company an opportunity to investigate and take corrective action.

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

                              COMPLIANCE CONTACTS*

-   CORPORATE COMPLIANCE DEPARTMENT......................................  800-662-1237 ext. 9099
                                                                           Fax: 781-402-9777
     Compliance Officer.................  John Markus....................  800-662-1237 ext. 9359
     FMS Dialysis Services..............  Kathie Deady...................  800-662-1237 ext. 5804
     SRM -- Spectra.....................  Kathie Deady...................  800-662-1237 ext. 5804
     Extracorporeal Alliance............  Kathie Deady...................  800-662-1237 ext. 5804
     DPD -- Products....................  Rick King......................  800-662-1237 ext. 9096
     US Vascular Access.................  Rick King......................  800-662-1237 ext. 9096
     Compliance Audit...................  Mike Neville...................  800-662-1237 ext. 4687
     HIPAA Privacy Officer..............  Rick King......................  800-662-1237 ext. 9096
-   MEDICAL SERVICES
     FMS VP of Compliance...............  Kathy Crocker..................  800-662-1237 ext 4591
     FMS North Business Unit............  Cassandra Pullen...............  330-896-6315 ext. 17
     FMS East Business Unit.............  Maria Burke....................  704-375-9728 ext. 33
     FMS South Business Unit,
       FMS Central Business Unit and
       FMCNA Pharmacy Services..........  Laura Age......................  813-760-1488
     FMS West Business Unit.............  Joseph Koltz...................  480-897-2987 ext. 136
-   EXTRACORPOREAL ALLIANCE
     Extracorporeal Alliance............  Jim Bowman.....................  800-348-4565, 4, 6260
-   US VASCULAR ACCESS
     US Vascular Access.................  Lisa Uddin.....................  800-683-8378 ext. 3025
-   SPECTRA RENAL MANAGEMENT
     Spectra Renal Management...........  Karen DelRosso.................  800-662-1237 ext. 9458
     Spectra West Laboratory............  Mark Schukle...................  800-433-3773 ext. 3097
     Spectra East Laboratory............  Peter Connelly.................  800-205-5005 ext. 5810
-   DIALYSIS PRODUCTS DIVISION
     Dialysis Products Division.........  Wally Slone....................  800-662-1237 ext. 9038
-   TOLL FREE HOTLINES
     Compliance Action Line.............  Compliance Issues..............  800-362-6990
     Employee Access and Response
       (EAR)............................  Human Resources Issues.........  877-525-6290
     HIPAA Hot Line.....................  HIPAA Privacy Issues...........  866-HIPAA-01 (866-447-2201)

 * As names and telephone numbers change from time to time, periodically check the following Fresenius Intranet location to update this page: Click on the red
 COMPLIANCE tab, then on GUIDELINES, then on CODE OF BUSINESS CONDUCT, and then on CODE OF BUSINESS CONDUCT once again.

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